DEVELOPMENT AGREEMENT
                                     between
                              THINKING TOOLS, INC.
                                       and
                              SHL SYSTEMHOUSE INC.

                              Agreement No. EC00202


         THIS DEVELOPMENT AGREEMENT (the "AGREEMENT"), is made this 30th day of June between SHL SYSTEMHOUSE INC., with its principal offices at 501 O'Connor Street, Suite 501, Ottawa, Ontario, Canada KIP 6L2 ("SHL"), and Thinking Tools, Inc., with its principal offices at One Lower Ragsdale Drive, Suite 1-250, Monterey, California USA 93940 ("Thinking Tools") who agree as follows:

1.0      TERM

         The term of this Agreement shall commence on the last date entered below by the parties signing this Agreement (the "Effective Date"), and unless otherwise terminated pursuant to Section 14, shall terminate on August 31, 1996 (the "Expiration Date").

2.0      GOOD AND DELIVERABLES TO BE SUPPLIED

         2.1 Thinking Tools agrees to provide to SHL, on the terms and conditions hereinafter stated, those deliverables described in Schedule A (the "Deliverables") attached hereto and incorporated herein.

         2.2 The Schedule(s) attached to this Agreement shall specify the following for the Deliverables included therein, as applicable:

                  (a)      the Statement of Work;
                  (b)      the assumptions;
                  (c)      the payment schedule.

         2.3 In addition to the Schedule(s), also incorporated into this Agreement is Thinking Tools' Proposal. In the event of a conflict the order of precedence for these documents shall be as follows:

                           (1)      This Development Agreement;
                           (2)      The Schedule(s);
                           (3)      Thinking Tools' proposal.

3.0      FEES AND PAYMENT

         3.1 SHL agrees to pay to Thinking Tools the amounts specified in the Schedule(s) for the provision of the Deliverables specified therein. SHL and Thinking Tools agree that the Project Schedule and associated charges specified in the Schedule(s) are subject to adjustment at any time


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that SHL and Thinking Tools mutually agree to change, add to or delete any previously agreed upon work as described in the Statement of Work subject to and in accordance with the Change Control Procedures specified in Section 4.0.

         3.2 Thinking Tools will bill SHL on a monthly basis, or as otherwise specified in the attached Schedules(s). Payment in full of each invoice shall be due within forty-five (45) days of receipt of that invoice. Amounts invoiced but not paid by SHL within forty-five (45) days of receipt of an invoice shall bear interest at the lesser of one and one-half percent (1.5%) per month, calculated monthly not in advance (19.56% per annum), or the highest rate permitted by law.

         3.3 Unless otherwise provided, SHL shall reimburse Thinking Tools for all reasonable, receipted out-of-pocket expenses identified in this Agreement, as follows:

                  (a) Travel and Living expenses of Thinking Tools project members including airfare, local transportation, hotels and meals. It is understood that all such Travel and Living expenses shall be as required to conduct business directly with SHL employees, or their designates. Travel and Living expenses incurred by Thinking Tools to conduct business without the direct involvement of SHL employees are not reimbursable. All such expenses shall be in accordance with SHL's then current expense account guidelines.

                  (b) Courier expenses required to conduct business directly with SHL Systemhouse employees, or their designates. Courier expenses incurred by Thinking Tools to conduct business without the direct involvement of SHL System house employees are not reimbursable.

                  SHL shall pay the expenses in full within forth-five (45) days of receipt of an invoice therefor accompanied by supporting vouchers and receipts.

                  Notwithstanding the above Thinking Tools shall not incur any reimbursable expenses for this Agreement without the prior consent of SHL. In addition, Thinking Tools shall maintain complete and accurate accounting records in accordance with sound business practices to substantiate reimbursable expenses. Such records will be available to SHL upon request.

4.0      CHANGE CONTROL PROCEDURES

         4.1 A Change Control Document in the form attached to this Agreement as Exhibit A shall be used to accommodate changes to the Deliverables specified in the Schedule(s). Requests by SHL for changes to the Deliverables specified in a Schedules are subject to the procedures specified in this Section 4.0.

         4.2 SHL shall advise the Thinking Tools Project Manager, in writing, of the desired change, with the same degree of specificity as in the relevant Schedule.

         4.3 The Thinking Tools Project Manager will assess the impact of the desired change on:


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                  (a)      The total cost of the Deliverables to be provided
                           under this Agreement;

                  (b)      the milestones to be reached;

                  (c)      the time frame for completion; and

                  (d) any further areas which, in the opinion of the Thinking Tools Project Manager, are likely to be affected by the desired change.

         Thereupon, Thinking Tools will prepare a Change Control Document incorporating the description of the changes requested.

         4.4 Thinking Tools shall provide SHL with the Change Control Document. The Change Control Document from Thinking Tools shall constitute an offer by Thinking Tools to provide the Deliverables request by SHL at the prices stated in the Change Control Document. This offer shall be irrevocable for ten (10) business days following receipt by SHL.

         4.5 If SHL accepts Thinking Tools' offer by signing the Change Control Document, the Schedules(s) affected by the change shall be deemed amended to incorporate the change in question. The price stated in the Change Control Document shall be recoverable from SHL by Thinking Tools outside any limit of maximum expenditure in the relevant Schedule(s) and/or this Agreement.

5.0      WARRANTIES AND LIMITATION OF LIABILITY

         5.1 Thinking Tools warrants that (i) the Beta Prototype and Final Release deliverables which it is providing under this Agreement will be of professional quality conforming to generally accepted data processing and consulting practices; (ii) the Beta Prototype and Final Release deliverables provided to SHL shall conform in all material respects to the specifications and requirements for such items as specified in this Agreement; and (iii) Thinking Tools is able to provide the Deliverables specified in this Agreement and Thinking Tools does not have any agreement with any third party which would restrict its ability to perform under this Agreement; and (iv) the use of the Deliverables, or any information relating thereto or contained therein will not infringe any copyright, patent or trademark of any third party, or breach any trade secret or right of privacy of any third party.

         In the event of a breach of this warranty, and after having followed the Deliverables Acceptance Process outlined in Schedule A, Section A.1.2, SHL shall provide written notification to the Thinking Tools Project Manager of said breach. The written notification shall describe specific actions required of Thinking Tools to remedy the breach. Thinking Tools shall then without charge and without delay, repair, replace or modify the Beta Prototype or Final Release deliverable so as to correct said warranty breach within 30 days of notification for the Final Release deliverable. If Thinking Tools fails to remedy a defect or nonconformity within the required time frames, SHL's sole remedy shall be the recovery of its actual damages which shall be limited to the total amount paid by SHL to Thinking Tools for those services upon which the liability is based.


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         Thinking Tools warrants that, for the earlier of, a period of twelve months following the date of the acceptance by SHL of the Final Release deliverable, or, a period of six months from the date that the Project Challenge product (hereinafter referred to as "the Product") is made generally available by SHL to its internal or external customers, the Product shall perform in accordance with the functional specifications set out in the Definitions Document deliverable. Thinking Tools also warrants that it shall, at its expense, correct any errors or omissions in the Product which cause the Product to fail to function in accordance with its functional specifications.

         5.2 Thinking Tools will negotiate in good faith to reach a reasonable maintenance agreement to support the Product, if and when requested by SHL, which would take effect at the end of the warranty period. If Thinking Tools and SHL are unable to reach a reasonable maintenance agreement with Thinking Tools' maintenance rates comparable to SHL's standard maintenance rates, SHL shall acquire the rights and tools necessary to maintain the Product.

         5.3 SHL shall indemnify Thinking Tools in the event that SHL's unauthorized use of the Deliverables infringes any copyright, patent, or trademark of any third party, or breach any trade secret or right of privacy of any third party.

         5.4 Each party (the "Indemnifying Party") hereto agrees to defend the other party (the "Indemnified Party") against claims, suits or actions alleging that the Indemnifying Party's use of the Software infringes a U.S. or Canadian patent, copyright or trade secret of a third party and agrees to pay costs and damages finally awarded against the Indemnified Party for infringement of such patent, copyright or trade secret with respect to the use of the Deliverables, providing that the Indemnifying Party is notified in writing within five (5) business days as of any suit or claim whether in the form of a lawsuit or otherwise against the Indemnified Party; and that the Indemnified Party permits the Indemnifying Party to defend, compromise or settle said claim of infringement and gives the Indemnifying Party all available information, assistance, and authority to enable the Indemnifying Party to do so; and that the Indemnified Party fully observes all the terms and conditions of this Agreement. The Indemnifying Party shall not be responsible for any compromise or settlement made without its consent.

         Further, the Indemnifying Party shall have no liability for any claim based on or arising out of:

         (i) unauthorized modification of the Deliverables by the Indemnified Party or any other party not authorized by the Indemnifying Party;

         (ii) use of the Deliverables in a manner not authorized by the Indemnifying Party; or

         (iii) use of the Deliverables in association with hardware or software not provided or authorized by the Indemnifying Party.

         The foregoing constitutes the Indemnifying Party's entire liability for copyright, patent, trade mark, industrial design, trade secret or other intellectual property right infringement.

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6.0      PROPERTY RIGHTS

         6.1 Thinking Tools acknowledges and agrees that SHL has the worldwide, unlimited, perpetual, irrevocable exclusive right to use, copy, market, sell and distribute ("Rights") the Product in accordance with this Agreement. SHL shall retain title to and ownership in the executable version of the Product. Thinking Tools shall retain intellectual property rights to all pre-existing Thinking Tools materials and materials produced or authored by Thinking Tools in the course of providing Deliverables to SHL. SHL shall retain intellectual property rights for all SHL materials and ideas regarding project management know-how and methodologies, whether pre-existing or developed specifically by SHL for incorporation in the Product. In the event Thinking Tools utilizes any independent contractors in performing work for SHL, Thinking Tools warrants that it has taken all necessary actions with its own independent contractors to ensure that SHL will enjoy the Rights as specified in the Agreement.

         6.2 SHL's Rights shall extend to the executable version of the Product and includes the right to use the Product internally without restriction. Thinking Tools will maintain full rights and title to the Product source code.

             As SHL may require access to the Product source code, Thinking Tools shall place the Product source code in escrow subject to the execution of an escrow agreement. SHL shall reimburse Thinking Tools for the escrow fees identified in the escrow agreement to be executed.

         6.3 SHL's Rights include the exclusive rights to market, distribute, license, and sell the Product worldwide. Thinking Tools will receive a royalty fee for external sales as negotiated, and mutually agreed to, by the parties. It is the intent of the parties to negotiate and execute the formal Royalty Agreement prior to the completion of the Final Release deliverable, anticipated to be completed by March 15, 1996.

         6.4 Thinking Tools shall not include components containing SHL proprietary information in other products. Thinking Tools may reuse all components that do not contain SHL proprietary information in a product Thinking Tools develops for itself or for others.

             Thinking Tools will develop a product under this agreement whose primary purpose is to be used as an SI/IT project management training tool. Thinking Tools may not develop a product for itself or for others whose primary purpose is to be used as an SI/IT project management training tool (hereinafter referred to as a "Competing Product").

         It is the intent of the parties to negotiate in good faith a Royalty Agreement to address:

         (a)      selling the Product as is;

         (b) selling the Product with enhancements, where SHL retains its Rights and Thinking Tools has the rights to develop the custom enhancements;

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         (c)       selling a derivative work of the Product, where SHL
and Thinking Tools mutually agree to the derivative work, where SHL receives an industry reasonable royalty for the derivative work, and where Thinking Tools has rights to develop the Competing derivative work.

         Thinking Tools hereby acknowledges that these restrictions are reasonable. Any breach of this Section 6.4 shall be deemed a breach of a material provision of this Agreement. The parties acknowledge and agree that the Royalty Agreement shall contain a clause substantially similar to the provisions of this Section 6.4.

         6.5 Thinking Tools has the rights to generalize the non-proprietary components of the Product, i.e., use base simulation components without SHL methodology content or project management know-how to build a Non-Competing product. A Non-Competing Product is a product whose primary purpose is other than for SI/IT project management training. Examples of a Non-Competing Product include a general purpose tool used for planning and a project management training tool used for specific types of projects, such as construction projects.

         6.6 In the event that this Agreement terminates, Thinking Tools shall not use or reproduce the Concept Paper, Final Design, or Prototype produced under Agreement number EC00170, or any enhancements to these items completed under this Agreement, to create a Competing Product for any party other than SHL.

7.0      PROJECT MANAGEMENT

         7.1 Each party shall appoint a Project Manager who shall be fully responsible for coordinating the activities of the appointing party. Each party shall direct all performance-related inquiries to the Project Manager of the other party.

         7.2 SHL's Project Manager shall be the sole representative of SHL with authority to request or approve amendments to the Deliverables to be provided under this Agreement.

8.0      CONFIDENTIALITY

         8.1 Each party agrees to treat all information and materials received from the other party that are labeled "Confidential" or "Proprietary" as confidential information of the other party. Each party further agrees to use at least the same degree of care to avoid disclosure or dissemination of the other party's confidential information as it uses to protect its own confidential materials, but in any event, at least a reasonable degree of care. Neither party shall use the confidential information of the other party for its own benefit or for the benefit of any third party, except as expressly permitted in this agreement.

         8.2 Each party agrees to advise all of its employees, agents, subcontractors or consultants that may have access to or otherwise receive the confidential information of the other party of all obligations pertaining to the protection of the confidential information of the other party under this Agreement.

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         8.3 Neither party shall disclose confidential information of the other party to any third party (other than independent contractors having a "need-to-know"), without the other party's prior written consent; provided, however, that a party shall not be liable for disclosure of information designated as "Confidential" or "Proprietary" by the other party if the same:

             (a)      is in the public domain at the time of disclosure;

             (b) becomes known to the other party from a third-party source under no obligation to maintain confidentiality;

             (c) becomes publicly available through no fault or failure to act by the receiving party in breach of this Agreement; or

             (d) is already known by the receiving party when received, or is independently developed by the receiving party without reference to the information provided by the other party, as established by documentary evidence; or

             (e) is required by a court or other governmental authority to be disclosed (provided that the receiving party has used reasonable efforts to make such disclosure subject to a protective order or confidentiality agreement).

         8.4 If, in order to fulfill the purposes of this Agreement, it is necessary for the party receiving confidential information of the other party to copy the same, in whole or in part, the receiving party may do so, but solely for the purpose of enabling such party to perform under this Agreement.

         8.5 Upon achieving the purpose(s) intended, or in the event of the earlier termination of this Agreement, each party shall immediately return and/or destroy all materials containing confidential information of the other party. Each party shall further certify in writing to the other party that all copies or partial copies of material containing confidential information of the other party have been returned and/or destroyed.

9.0      ACCESS

         SHL agrees to allow Thinking Tools and its independent contractors sufficient working space as well as such access to SHL's personnel, files, and equipment at SHL's facility as is necessary for the performance by Thinking Tools' employees and/or independent contractors of the Deliverables required hereunder, subject to the prior agreement of SHL concerning the details of such access.

10.0     OFFERS OF EMPLOYMENT

         10.1 Each party to this Agreement hereby undertakes that, without the prior written approval of the other party, it shall not solicit for employment any employee(s) of the other party who shall have been assigned to or worked under this Agreement, nor shall it, either directly or indirectly, induce any such employee to terminate his or her employment with the other party.

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         10.2 This Section shall be effective and enforceable until a period of six (6) months after the date of acceptance by SHL of all of the Deliverables to be provided by Thinking Tools under this Agreement.

11.0     INDEPENDENT CONTRACTORS

         11.1 The relationship of Thinking Tools to SHL is that of an independent contractor. Under no circumstances shall any employees of one party be deemed to be the employees of the other for any purpose. Each party shall pay all wages, salaries, and other amounts due its respective employees relative to this Agreement and shall be responsible for all obligations respecting them relating to income tax withholdings, unemployment insurance premiums, pension plan contributions, and other similar responsibilities.

         11.2 Neither party has the right or authority to assume or to create any obligation or responsibility on behalf of the other party, except as may from time to time be provided by written instrument signed by both parties.

         11.3 Nothing contained herein shall be construed as implying a joint venture or partnership relationship between the parties.

12.0     FORCE MAJEURE

         Thinking Tools shall not be responsible for any failure to comply with or for any delay in performance of the terms of this Agreement where the failure or delay is due to acts of God or the public enemy, war, riot, embargo, fire, explosion, sabotage, flood, accident; or, without limiting the foregoing, any circumstances of like character beyond its control.

13.0     TERMINATION

         13.1 If either party shall at any time neglect, fail, refuse to perform under, or otherwise breach any of the material provisions of this Agreement, then the other party may serve upon the defaulting party notice of intention to terminate this Agreement (including its Schedule(s)). If, within 30 days of the date of service of such notice, the defaulting party has not fully cured all the defaults indicated therein, or presented a plan acceptable to the other party to cure such defaults, then upon expiration of the 30 days, this Agreement shall terminate.

14.0     ENTIRE AGREEMENT

         14.1 This Agreement (including the Schedule(s) attached hereto), constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. There are no warranties, representations, promises, covenants, or other agreements between the parties other than those expressly set forth herein.

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         14.2 No supplement, modification, or amendment of this Agreement or any
Schedule shall be binding unless executed in writing by an authorized representative of each party.

15.0     APPLICABLE LAW

         15.1 This Agreement (including the Schedules(s) attached hereto) shall be governed by and construed according to the laws of the Province of Ontario without regard to its choice of law rules.

16.0     WAIVER

         16.1 No term or condition of this Agreement shall be deemed waived, and no breach or omission excused, unless in writing and signed by the party against whom enforcement of such waiver or consent is sought. A waiver of any condition or term of this Agreement in any regard shall not constitute a waiver or consent to any different or subsequent breach or omission, and either party may invoke any remedy available at law or in equity despite any such prior waiver or consent.

17.0     SEVERANCE

         If any provision of this Agreement or the accompanying Schedule(s) is held to be void, illegal, unenforceable, or otherwise in conflict with the law governing this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the other provisions shall remain in full force and effect.

18.0     TAXES

         The amounts payable to Thinking Tools under this Agreement are exclusive of any taxes, however designated, levied or based on this Agreement or the Deliverables furnished by Thinking Tools hereunder, including, without limitation, any personal property, sales and use taxes. SHL agrees to pay and be responsible for all such taxes (excluding taxes based on Thinking Tools' net income). SHL shall promptly reimburse Thinking Tools for any such taxes which Thinking Tools pays directly.

19.0     SURVIVAL

         Notwithstanding the termination of this Agreement, it is acknowledged and agreed that the following provisions shall survive:


(a) Section 3.0                          Fees and Payment
(b) Section 5.0                          Warranties and Limitation of Liability
(c) Section 6.0                          Property Rights
(d) Section 8.0                          Confidentiality


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(e) Section 10.0                         Offers of Employment
(f) Section 11.0                         Independent Contractors
(g) Section 13.0                         Termination
(h) Section 14.0                         Entire Agreement
(i) Section 15.0                         Applicable Law
(j) Section 18.0                         Taxes
(k) Section 20.0                         Notices
(l) Exhibit B                            Contingent Development Package License

20.0     NOTICES

         20.1 Any notices required or permitted to be sent under this Agreement shall be sent by registered mail, return receipt requested or by express mail, telecopy, or hand delivery to the address of the party in this Section. Notices sent by registered mail shall be deemed effective on the third business day following mailing and if sent by express mail, telecopied, or hand delivered, shall be deemed effective on receipt.

         20.2     Any notice required to be delivered to SHL shall be sent to:

                  SHL Systemhouse Inc.
                  55 York Street, 7th Floor
                  Toronto, Ontario, Canada M5J 1R7

                  Attn:             Brian Cishecki
                  c/o Anna Kennedy
                  Telecopy: (416) 366-3370

         20.3 Any notice required to be delivered to Thinking Tools shall be sent to:

                  Thinking Tools, Inc.
                  One Lower Ragsdale Drive, Suite 1-250
                  Monterey, CA, USA  93940

                  Attn:             John Hiles
                  Telecopy: (408) 373-7020

         20.4 Either party may change its address and/or recipient for notices by notifying the other party in accordance with this Section 20.

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21.0     ASSIGNMENT

         This Agreement shall be binding upon and inure to the benefit of Thinking Tools, its successors and permitted assigns, and SHL, its successors and assigns. Thinking Tools may not assign this Agreement or any of its rights or obligations under this Agreement (including its rights under the Schedule(s)), without the prior written consent of SHL.

22.      LOSS OF VIABILITY

         If Thinking Tools is dissolved and liquidated, becomes bankrupt, insolvent, acknowledges in writing its inability to meet its debts as they fall due or ceases to do business or files a petition for or is petitioned into bankruptcy or if the assets of Thinking Tools are placed into the hands of a receiver or liquidator, SHL shall have the right to:

         (a)      immediately terminate this Agreement;

         (b) offer employment to Thinking Tools' employees or former employees;

         (c) activate the Contingent Development Package License ("Contingent License") attached to this Agreement as Exhibit B;

         (d) forever enjoy Rights to the object code for the Product for all interim deliverables produced up to the date of termination as well as to all deliverable completed by or on behalf of SHL.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date entered below:

                              THINKING TOOLS, INC.



                              By:               /s/  John Hiles
                                 ----------------------------------
                                   Name:        Mr. John Hiles
                                   Title:       President

                                   Date:        August 11, 1995



                              SHL SYSTEMHOUSE INC.



                              By:               /s/  Diane Switzer
                                 ------------------------------------
                                   Name:        Mrs. Diane Switzer
                                   Title:       Director, Integration Methods

                                   Date:        August 10, 1995



                              By:               /s/  Rick Beatty
                                 ------------------------------------
                                   Name:        Mr. Rick Beatty
                                   Title:       President, Transformational
                                                Services

                                   Date:        August 14/95


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